Exhibit 99.4

Unaudited pro forma condensed combined financial statements of SXC and Catalyst

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2012 and for the twelve months ended December 31, 2011 give effect to the Catalyst Merger and related financing transactions, including the offering of our common shares contemplated by our preliminary prospectus supplement dated May 9, 2012, which we refer to as the offering, as if each had occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of March 31, 2012 gives effect to the Catalyst Merger and related financing transactions, including the offering, as if each had occurred on March 31, 2012 (together with the unaudited pro forma condensed combined statement of operations, the “pro forma financial statements”). Additionally, the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2011 gives effect to (i) our acquisition of HealthTran LLC, as more fully described in our Current Report on Form 8-K/A filed with the SEC on March 14, 2012, which was completed on January 1, 2012, as if it had occurred on January 1, 2011, and (ii) Catalyst’s acquisition of Walgreens Health Initiatives, Inc., which we refer to as WHI, as more fully described in Catalyst’s Annual Report on Form 10-K for the year ended December 31, 2011 and Current Report on Form 8-K/A filed with the SEC on August 19, 2011, which was completed on June 13, 2011, as if it had occurred on January 1, 2011.

Effective immediately prior to the completion of the HealthTran acquisition, HealthTran sold, assigned, transferred, conveyed and delivered to Innovante Benefit Administrators, LLC (“Innovante”), a wholly-owned subsidiary of HealthTrans Data Services, LLC, a former significant equity interest holder of HealthTran, all of HealthTran’s right, title and interest in and to all assets exclusively used in the operation of its business of providing third party administration (“TPA”) services (the “TPA Business”) for both medical and prescription drug claim processing and adjudication and general benefit plan administration, in consideration for the payment of $1 and the assumption by Innovante of all of the liabilities of the TPA Business. The pro forma financial statements exclude the assets, liabilities and results of operations of the TPA Business, as the TPA Business was not acquired by us.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Catalyst Merger and related financing transactions, including the offering, and the acquisitions of HealthTran and WHI, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The adjustments to the pro forma financial statements are preliminary and have been made solely for the purpose of developing the pro forma financial statements necessary to comply with the applicable disclosure and reporting requirements of the SEC. The pro forma financial statements are not intended to represent what our actual consolidated results of operations or consolidated financial position would have been had the Catalyst Merger, the related financing transactions, including the offering, and the acquisitions occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or consolidated financial position. The actual results reported in periods following the closing of the Catalyst Merger, the related financing transactions, including the offering, and the acquisitions may differ significantly from the pro forma financial statements for a number of reasons including, but not limited to: differences in the ordinary conduct of the business following the Catalyst Merger and acquisitions; differences between the assumptions used to prepare these pro forma financial statements and actual amounts; cost savings from operating efficiencies; changes to pharmacy network and rebate contracting; potential synergies; and the impact of the incremental costs incurred in integrating the companies.

The pro forma adjustments and related assumptions are described in the accompanying notes. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed, based on preliminary estimates of fair value. We believe that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of acquired assets and liabilities assumed are in process and are not expected to be finalized until after the Catalyst Merger is completed, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation may be subject to adjustment.

Furthermore, the pro forma financial statements do not reflect any cost savings from potential operating efficiencies, any other potential synergies or any incremental costs that could result from integrating Catalyst, WHI or HealthTran. The pro forma financial statements are based on our historical financial statements and the historical financial statements of Catalyst, HealthTran, and WHI, as adjusted for the pro forma effect of the Catalyst Merger, related financing transactions, including the offering, and the acquisitions of HealthTran and WHI. The pro forma financial statements should be read in connection with our historical financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q filed with the SEC on May 4, 2012 and our Annual Report on Form 10-K filed with the SEC on February 24, 2012, the historical financial statements and the accompanying notes of Catalyst included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K and the historical financial statements and the accompanying notes of HealthTran included in Exhibits 99.2 and 99.3 of our Current Report on Form 8-K/A filed with the SEC on March 14, 2012.

SXC Health Solutions Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2012

(in thousands)

	SXC (actual)	Catalyst (actual)	Catalyst Merger Pro Forma Adjustments (Note 4-C)	Total Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$272,119	$51,223	$(37,139)	$286,203
Accounts receivable, net	292,471	444,629	(1,943)	735,157
Rebates receivable	46,970	230,386	—	277,356
Other current assets	37,760	39,868	—	77,628

Total current assets	649,320	766,106	(39,082)	1,376,344

Property and equipment, net	27,531	71,762	(3,160)	96,133
Goodwill	464,902	785,270	3,129,631	4,379,803
Other intangible assets, net	136,589	303,870	1,033,430	1,473,889
Other assets	5,789	91,387	2,745	99,921

Total assets	$1,284,131	$2,018,395	$4,123,564	$7,426,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Pharmacy benefit claim payments payable	$263,353	$402,053	$—	$665,406
Pharmacy benefit management rebates payable	69,223	247,819	—	317,042
Accounts payable	16,758	3,705	(1,943)	18,520
Accrued expenses and other current liabilities	95,755	137,052	55,000	287,807
Current portion of long-term debt	—	7,500	33,000	40,500

Total current liabilities	445,089	798,129	86,057	1,329,275

Long-term debt	100,000	261,250	997,961	1,359,211
Other liabilities	7,331	53,370	(10,989)	49,712
Deferred income taxes	20,419	37,126	476,174	533,719

Total liabilities	572,839	1,149,875	1,549,203	3,271,917

Shareholders’ equity
Common shares	411,826	506	3,440,032	3,852,364
Additional paid-in capital	34,791	493,103	(466,435)	61,459
Retained earnings/members deficit	264,675	389,045	(414,045)	239,675
Treasury stock	—	(14,779)	14,779	—
Accumulated other comprehensive loss	—	(30)	30	—

Total shareholders’ equity	711,292	867,845	2,574,360	4,153,497

Non-controlling interest	—	675	—	675

Total liabilities and shareholders’ equity	$1,284,131	$2,018,395	$4,123,564	$7,426,090

See the accompanying notes to the unaudited pro forma financial statements

SXC Health Solutions Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2012

(in thousands, except per share data)

	SXC (actual)	Catalyst (actual)	Catalyst Merger Pro Forma Adjustments (Note 4-C)	Total Pro Forma Combined
Revenue	$1,717,097	$1,454,805	$(545)	$3,171,357
Cost of revenue	1,606,708	1,359,472	(4,745)	2,961,435

Gross profit	110,389	95,333	4,200	209,922
Expenses:
Selling, general and administrative	56,714	58,160	(570)	114,304
Depreciation and amortization	12,674	9,563	38,179	60,416

Total operating expenses	69,388	67,723	37,609	174,720

Operating income (loss)	41,001	27,610	(33,409)	35,202
Interest and other expense, net	1,240	2,152	11,802	15,194
Income (loss) before income taxes	39,761	25,458	(45,211)	20,008

Income tax expense (benefit):	13,419	9,623	(17,631)	5,411

Net income (loss)	26,342	15,835	(27,580)	14,597
Noncontrolling interest net loss	—	(3,398)	—	(3,398)

Net income attributable to the company	$26,342	$19,233	$(27,580)	$17,995

Earnings per share:
Basic	$0.42	$0.39	—	$0.18
Diluted	$0.42	$0.39	—	$0.18
Weighted average shares outstanding:
Basic	62,529	49,144	4,340	99,333
Diluted	63,284	49,592	4,340	100,385

See the accompanying notes to the unaudited pro forma financial statements

SXC Health Solutions Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2011

(in thousands, except per share data)

	SXC (actual)	HealthTran (actual)	HealthTran Pro Forma Adjustments (Note 4-A)	SXC- HealthTran Pro Forma Combined	Catalyst (actual)	WHI (actual)	WHI Pro Forma Adjustments (Note 4-B)	Catalyst- WHI Pro Forma Combined	Catalyst Merger Pro Forma Adjustments (Note 4-C)	Total Pro Forma Combined
Revenue	$4,975,496	$253,044	$(23,505)	$5,205,035	$5,329,594	$57,741	$597,787	$5,985,122	$4,615	$11,194,772
Cost of revenue	4,666,008	199,796	(23,505)	4,842,299	5,021,709	—	604,624	5,626,333	(10,885)	10,457,747

Gross profit	309,488	53,248	—	362,736	307,885	57,741	(6,837)	358,789	15,500	737,025

Expenses:
Selling, general and administrative	145,788	44,478	(9,605)	180,661	166,483	57,507	(16,003)	207,987	—	388,648
Depreciation and amortization	23,129	6,093	15,100	44,322	27,182	6,354	1,606	35,142	157,155	236,619
Settlement expense	—	3,150	—	3,150	—	—	—	—	—	3,150

Total operating expenses	168,917	53,721	5,495	228,133	193,665	63,861	(14,397)	243,129	157,155	628,417

Operating income (loss)	140,571	(473)	(5,495)	134,603	114,220	(6,120)	7,560	115,660	(141,655)	108,608

Interest and other expense, net	2,277	9,793	(6,874)	5,196	7,263	(1,290)	2,772	8,745	46,245	60,186
Dividends on Class C preferred units	—	4,463	(4,463)	—	—	—	—	—	—	—
Accretion of Class C preferred units discount	—	902	(902)	—	—	—	—	—	—	—

Income (loss) before income taxes	138,294	(15,631)	6,744	129,407	106,957	(4,830)	4,788	106,915	(187,900)	48,422

Income tax expense (benefit)	46,508	—	(8,964)	37,544	40,370	20	1,843	42,233	(62,410)	17,367

Net income (loss)	91,786	(15,631)	15,708	91,863	66,587	(4,850)	2,945	64,682	(125,490)	31,055

Noncontrolling interest net loss	—	—	—	—	(401)	—	—	(401)	—	(401)

Net income attributable to the company	$91,786	$(15,631)	$15,708	$91,863	$66,988	$(4,850)	$2,945	$65,083	$(125,490)	$31,456

Earnings per share:
Basic	$1.48	—	—	$1.48	$1.41	—	—	$1.33	—	$0.32
Diluted	$1.46	—	—	$1.46	$1.39	—	—	$1.32	—	$0.31
Weighted average shares outstanding:
Basic	62,127	—	—	62,127	47,569	—	—	48,827	4,340	98,722
Diluted	62,952	—	—	62,952	48,107	—	—	49,365	4,340	99,902

See the accompanying notes to the unaudited pro forma financial statements

1.	Description of Transaction

On April 18, 2012, we announced that we had entered into an Agreement and Plan of Merger (the “Catalyst Merger Agreement”) with Catalyst Health Solutions, Inc. (“Catalyst”), SXC Health Solutions, Inc., a direct wholly-owned subsidiary of SXC (“US Corp.”), Catamaran I Corp., a newly formed direct wholly-owned subsidiary of US Corp. (“Merger Sub”), and Catamaran II LLC, a newly formed direct wholly-owned subsidiary of US Corp. (“Merger LLC”). The Catalyst Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into Catalyst, with Catalyst surviving as a wholly-owned subsidiary of US Corp. (the “Catalyst Merger”), and (ii) provided that certain tax opinions are received on or prior to the closing date regarding, among other things, the status of the Catalyst Merger and the Subsequent Merger, taken together, as a “reorganization” under Section 368(a) of the Code, immediately following the completion of the Catalyst Merger, Catalyst, as the surviving corporation from the Catalyst Merger, will merge with and into Merger LLC (the “Subsequent Merger”), with Merger LLC surviving the Subsequent Merger and continuing as a wholly-owned subsidiary of US Corp.

Concurrently, and in connection with entering into the Catalyst Merger Agreement, we entered into a commitment letter (the “Debt Commitment Letter”) with J.P. Morgan Securities LLC (“J.P. Morgan”) and JPMorgan Chase Bank, N.A. (“JPMCB”). We, J.P. Morgan and JPMCB subsequently entered into accession agreements to the Debt Commitment Letter, which we refer to as the accession agreements, with Bank of America, N.A., which we refer to as Bank of America, Barclays Bank PLC, and SunTrust Bank, which we refer to as SunTrust. Pursuant to the Debt Commitment Letter and the accession agreements and subject to the conditions set forth therein, JPMCB, Bank of America, Barclays Bank PLC and SunTrust committed to provide senior secured credit facilities in an aggregate amount of $1.8 billion, consisting of (i) a five-year senior secured term loan A facility in the amount of $650,000,000 (the “Term A Facility”), (ii) a seven-year senior secured term loan B facility in the amount of $800,000,000 (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”) and (iii) a five-year senior secured revolving credit facility in the amount of $350,000,000 (the “Revolving Facility,” and, together with the Term A Facility and Term B Facility, the “Credit Facilities”).

Each stock option and one series of warrants to acquire Catalyst common stock existing at the effective time of the Catalyst Merger will be assumed by us (each, a “continuing award”). At the closing of the Catalyst Merger, each continuing award will be converted into an award to acquire shares of our common shares, on the same terms and conditions as were applicable to the award prior to the Catalyst Merger. For each stock option, the share underlying the stock option award will be multiplied by a ratio equal to the sum of 0.6606 plus the fraction obtained by dividing $28.00 by the average per share daily closing price of our common shares over the five trading days preceding the closing date of the Catalyst Merger and the exercise price will be divided by the same ratio.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, with SXC being the accounting acquirer, and is based on our historical financial statements and the historical financial statements of Catalyst, HealthTran LLC (“HealthTran”) and Walgreens Health Initiatives, Inc. (“WHI”). Certain reclassifications have been made to the historical financial statements of Catalyst to conform to the financial statement presentation to be adopted by us.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2012 combines our consolidated statements of operations with those of Catalyst for the period then ended to give effect to the Catalyst Merger and the related financing transactions, including the offering, as if they had occurred on January 1, 2011. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 combines our consolidated statements of operations with those of Catalyst for the year then ended to give effect to the Catalyst Merger and related financing transactions, including the offering, as if they had occurred on January 1, 2011, the unaudited statement of operations of HealthTran for the twelve months ended November 30, 2011 to give effect to the HealthTran acquisition as if it had occurred on

January 1, 2011, and adds the unaudited results of WHI (now known as CatalystRx Health Initiatives) for the six-month period ended May 31, 2011, to give effect to the WHI acquisition as if it had occurred on January 1, 2011. The unaudited statement of operations of HealthTran for the twelve months ended November 30, 2011 was prepared by taking the audited HealthTran statement of operations for the twelve months ended May 31, 2011, less the results from the unaudited statement of operations of HealthTran for the six months ended November 30, 2010, plus the results from the unaudited statement of operations of HealthTran for the six months ended November 30, 2011. The HealthTran unaudited statement of operations for the year ended November 30, 2011 excludes the results of the TPA business line of HealthTran, which we did not acquire. The WHI pro forma adjustments include an adjustment to reduce WHI’s unaudited six-month results due to actual results already included in Catalyst’s results for the second half of June 2011.

The unaudited pro forma condensed combined balance sheet as of March 31, 2012, combines our consolidated balance sheets with those of Catalyst as of March 31, 2012 to give effect to the Catalyst Merger and the related financing transactions, including this offering, as if they had occurred on March 31, 2012.

The pro forma adjustments include the application of the acquisition method of accounting under purchase accounting guidance. Purchase accounting guidance requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing of the Catalyst Merger. The transaction fees for the Catalyst Merger, the related financing transactions, including the offering, and acquisitions are expensed as incurred and are included in selling, general and administrative expenses in our results and Catalyst’s results for the three months ended March 31, 2012 and the year ended December 31, 2011. Catalyst incurred approximately $12 million in transaction expenses during 2011 for its acquisition of WHI. We incurred approximately $0.9 million in transaction expenses during 2011 for our acquisition of HealthTran. We incurred approximately $0.3 million of transaction expenses and Catalyst incurred approximately $0.3 million of transaction expenses related to the Catalyst Merger during the three months ended March 31, 2012, and we and Catalyst each incurred an insignificant amount of transaction expenses related to the Catalyst Merger during 2011.

The pro forma adjustments described herein have been developed based on management’s judgment, including estimates relating to the allocations of purchase price to the assets acquired and liabilities assumed of Catalyst, WHI, and HealthTran based on preliminary estimates of fair value. Our management believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of assets acquired and liabilities assumed are in process and are not expected to be finalized until subsequent to the Catalyst Merger’s completion later in 2012, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocations may be subject to adjustment. The pro forma financial statements do not reflect any cost savings from potential operating efficiencies, any other potential synergies or any incremental costs which may be incurred in connection with integrating Catalyst, WHI or HealthTran.

The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what our actual consolidated results of operations or consolidated financial position would have been had the Catalyst Merger, the related financing transactions, including the offering, or acquisitions occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or consolidated financial position.

3.	Preliminary Purchase Price Calculation and Allocation

We will allocate the purchase price in the Catalyst Merger to the fair value of the Catalyst assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Catalyst as of March 31, 2012. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisers, at the completion of the Catalyst Merger. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the Catalyst Merger. The estimated intangible assets are comprised of customer contracts with an estimated useful life of 8 years and trade names with an estimated useful life of 1 year. Additional intangible asset classes may be identified as the valuation process continues, however such items are currently not expected to be material to the overall purchase price allocation. The residual amount of the purchase price after preliminary allocation to identifiable net assets represents goodwill. Below is a preliminary purchase price calculation as well as a preliminary purchase price allocation.

Purchase price calculation	Amount (in thousands)
Cash payment	$1,432,536
SXC shares issued	3,066,458
Options and warrants assumed	26,667

Total purchase price	$4,525,661

The preliminary purchase price calculation was based on the number of outstanding shares of Catalyst common stock, stock options, restricted stock units (“RSU”) and warrants as of March 31, 2012, disclosed in Catalyst’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2012. All RSUs and 100,000 Catalyst common stock warrants issued in connection with a 2010 acquisition were treated as shares outstanding for the purchase price calculation. The cash component of the purchase price was a product of the shares of Catalyst common stock assumed to be outstanding multiplied by $28.00 per share. The value for our common shares to be exchanged for Catalyst common stock was calculated by applying the conversion factor of 0.6606 of a common share for each share of Catalyst common stock outstanding, multiplied by the closing price of our common shares on NASDAQ of $90.73 at market close on May 8, 2012. Outstanding Catalyst stock options and the remaining 255,000 Catalyst common stock warrants were valued using a Black Scholes model, utilizing the closing price of our common shares on NASDAQ of $90.73 at market close on May 8, 2012, a volatility rate of 49%, a risk free interest rate of 0.83%, an expected life of 0.3 years for the stock options and 3 years for the Catalyst common stock warrants and a dividend yield of 0%, after converting the number of outstanding stock options and warrants and their associated exercise price based on the defined conversion ratio in the Catalyst Merger Agreement.

The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the Catalyst Merger is consummated. In accordance with purchase accounting guidance, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the Catalyst Merger at the then-current market price. This requirement will likely result in a per share equity component different from the amount assumed in the unaudited pro forma condensed combined financial information and that difference may be material. We believe that a price volatility of as much as 50% in our common share price on the closing date of the Catalyst Merger from the common share price assumed in the unaudited pro forma condensed combined financial information is reasonably possible based upon the recent history of the price of our common shares. A change of this magnitude would increase or decrease the consideration expected to be transferred by approximately $1.5 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

Below is the preliminary purchase price allocation for the Catalyst Merger:

Preliminary purchase price allocation	Amount (in thousands)
Current assets	$766,106
Goodwill	3,914,901
Other intangible assets	1,337,300
Other assets	153,089

Total assets acquired	6,171,396

Current liabilities-excluding debt	820,628
Long term liabilities-excluding debt	556,356
Debt assumed	268,750

Total liabilities assumed	1,645,734

Net assets acquired	$4,525,661

4.	Unaudited Pro Forma Adjustments

A. SXC-HealthTran Acquisition Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2012

There are no adjustments to the unaudited pro forma condensed combined balance sheet for our acquisition of HealthTran since the accounts of HealthTran were included in our consolidated balance sheet as of March 31, 2012.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2011

Revenue and cost of revenue

For transactions at our participating pharmacies, under the terms of the customer contracts, the pharmacy is solely obligated to collect the co-payments from the participants. We do not assume liability for participant co-payments in non-SXC owned pharmacy transactions, and therefore we do not include participant co-payments in revenue or cost of revenue. If these amounts were included in our operating results, our operating income and net income would not have been affected. HealthTran included in revenue and cost of revenues co-payments collected by participating pharmacies. Accordingly, these adjustments remove from revenue and cost of revenue HealthTran’s co-payments that were collected by participating pharmacies.

Selling, general and administrative expenses

The adjustment to selling, general and administrative expenses (“SG&A”) relates to the reversal of $9.6 million in stock-compensation charges recorded by HealthTran related to its class B units as a result of our acquisition of HealthTran.

Depreciation and amortization

The adjustment to depreciation and amortization is the result of adjusting the historical expense to include the additional depreciation and amortization from the estimated first year amortization of the intangible assets.

Interest

Interest income was adjusted to reflect the reduction of interest due to using cash on hand to finance the acquisition. Interest expense was adjusted to remove interest expense from HealthTran’s previous debt that was not assumed by us, and adding $2.7 million for estimated interest expense related to our draw on our revolving credit facility to finance a portion of the purchase price for the HealthTran acquisition.

HealthTran preferred unit expenses

These adjustments remove the associated expenses of HealthTran related to class C preferred units that were not assumed by us.

Income taxes

The adjustment reflects the effect of applying the estimated pro forma combined effective income tax rate of 29.0% for the year ended December 31, 2011. In determining the estimated pro forma combined effective income tax rate, the pro forma adjustments were tax affected based on applicable federal and state statutory tax rates and our and HealthTran’s combined results.

B. Catalyst-WHI Acquisition Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

There are no adjustments to the unaudited pro forma condensed combined balance sheet for Catalyst’s acquisition of WHI since the accounts of WHI were included in Catalyst’s consolidated balance sheet as of March 31, 2012.

Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2011

Revenue and cost of revenue

Based on WHI’s former owner’s (Walgreen Co.) revenue recognition policies, WHI historical revenue is primarily presented net of pharmacy reimbursement costs, primarily as a result of WHI acting as an agent in administering pharmacy reimbursement contracts. Subsequent to the acquisition, Catalyst assumed the credit risk for certain transactions due to the operational nature of Catalyst’s business, and accordingly these revenue streams are presented on a gross basis. This is consistent with our revenue recognition policy and is the expected outcome for this revenue stream subsequent to the Catalyst Merger completion. Although this adjustment results in a higher revenue contribution from such contracts, there is no impact on client-level or overall gross profit. In addition to the adjustment to record revenue and cost of revenue on a gross basis, Catalyst had a portion of its acquired intangibles of WHI amortized as a revenue reduction. An incremental $2.6 million was recorded as a revenue reduction to reflect additional amortization related to the WHI acquisition, and $4.2 million was recorded to reduce revenue to adjust for Catalyst having a partial-period of WHI actual results already included in revenue.

Selling, general and administrative expenses

The adjustment to SG&A reflects the reversal of Catalyst’s expenses incurred to complete the WHI acquisition of $12 million, as well as $4 million to reduce SG&A charges for a partial month due to Catalyst’s actual results already including a partial period of WHI results.

Depreciation and amortization

Adjustments have been included to record the estimated net increase in amortization expense for intangible assets. The incremental amortization expense was calculated using estimated lives of 13 years for the customer relationship intangibles, with an estimated value of $133.0 million; 8 years for the customer contract intangibles, with an estimated value of $44.9 million; and 6 years for the acquired technology, with an estimated value of $11.3 million. The incremental amortization expense recorded related to the WHI acquisition was $7.9 million. This was offset by removing $6.3 million in historical depreciation and amortization expense of WHI.

Interest

Interest income was adjusted to reflect the reduction in investment earnings for the cash consideration paid to fund the purchase price.

Interest expense was adjusted to reflect the increased interest expense attributable to an amount of $180.0 million drawn down under the revolving credit facility to partly finance the acquisition consideration for WHI. The interest rate, immediately after the draw down, was approximately 2.0%. Additionally, the interest expense has also been adjusted to reflect the amortization of the financing costs related to Catalyst’s amended revolving credit facility.

Income taxes

The adjustments reflect the income tax effect of the pro forma combined income tax provision of 39.5%. The pro forma adjustments were tax affected based on applicable federal and state statutory tax rates.

Basic and diluted shares

This adjustment reflects the change to the weighted average number of shares outstanding as a result of the issuance of 4.5 million shares of Catalyst common stock on April 13, 2011, the proceeds of which were used to finance a portion of the purchase price for the acquisition of WHI by Catalyst.

C. SXC-Catalyst Merger and Equity Offering Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

Cash and cash equivalents

The adjustment to cash and cash equivalents reflects the net inflows from new senior secured term loans and revolving credit facility borrowings to finance the Catalyst Merger and from the offering, in each case as if it occurred on March 31, 2012, offset by the aggregate cash outflows related to the payment of merger consideration of $28.00 per share of Catalyst common stock to complete the Catalyst Merger and refinancing and repayment of our and Catalyst’s existing debt.

Adjustment	Amount (in thousands)
Net proceeds from new SXC borrowings	$1,390,667
Net proceeds from the offering	374,080
Cash Merger consideration payable to Catalyst stockholders	(1,432,536)
Repayment of outstanding Catalyst debt	(268,750)
Repayment of SXC debt	(100,000)

Total adjustment	$(37,139)

Accounts receivable and accounts payable

The adjustment to accounts receivable and accounts payable relates to the amount due to us from Catalyst for services provided.

Property and equipment, net

This adjustment decreases Catalyst’s property and equipment by $3.2 million based on the preliminary valuation of property and equipment.

Goodwill and other intangible assets

The adjustments to goodwill and intangible assets represent the net amounts for goodwill and other intangible assets recognized from the Catalyst Merger’s preliminary purchase price allocation less the amounts of goodwill and intangible assets of Catalyst as of March 31, 2012. The preliminary goodwill recognized in connection with the Catalyst combination is $3.9 billion. To the extent the computed purchase price varies resulting from the fluctuation in our stock price, goodwill will also vary. The preliminary value of other intangible assets is $1.3 billion. The customer relationships intangible asset was valued using an excess earnings model based on expected future revenues derived from the customers acquired. Trademarks/Tradenames were valued using a royalty savings model based on future projected revenues of Catalyst. See below for detail of the other intangible assets acquired. The additions of these assets were offset by the reduction to the historical Catalyst balances of goodwill of $785 million, and of other intangible assets of $304 million, which related to Catalyst’s past acquisitions.

The other identified intangible assets acquired consist of the following:

	Fair Value (in thousands)	Useful Life
Customer relationships	$1,333,100	8 years
Trademarks/Tradenames	4,200	1 year

	$1,337,300

Other assets

The adjustment to other assets reflects $9.6 million in unamortized deferred financing costs related to our new revolving credit facility, less the elimination of Catalyst’s deferred financing charges of $6.9 million in connection with repaying Catalyst’s outstanding debt.

Accrued expenses and other liabilities

This adjustment records an estimated $55 million in transaction costs to be incurred by us and Catalyst to complete the Catalyst Merger and related transactions. These costs are not reflected in the unaudited pro forma condensed combined statement of operations due to their non-recurring nature.

Debt

In conjunction with financing the Catalyst Merger, we expect, subject to the terms and conditions of the Debt Commitment Letter, to enter into a $1.8 billion senior secured credit agreement contemplated by such Debt Commitment Letter. The $1.4 billion of debt we expect to incur, net of an assumed 2.0% discount on the $800 million term loan and other direct lender transaction costs, has been reflected as outstanding as of March 31, 2012, in the unaudited pro forma condensed combined balance sheet. Additionally, the outstanding debt of each company will be settled upon the closing of the Catalyst Merger, and accordingly has been reflected as extinguished in the unaudited pro forma condensed combined balance sheet. The table below lists the adjustments made to reach the pro forma adjustment for debt:

Adjustment	Amount (in thousands)
Debt incurred related to the Catalyst Merger-long term	$1,359.211
Debt incurred related to the Catalyst Merger-short term	40,500
Settlement of outstanding SXC debt	(100,000)
Settlement of outstanding Catalyst debt-long term	(261,250)
Settlement of outstanding Catalyst debt-short term	(7,500)

Total debt adjustments	$1,030,961

Net current portion of long-term debt adjustment	$33,000
Net long-term debt adjustment	$997,961

Other liabilities

The adjustment to other liabilities removes Catalyst’s deferred rent liability as of March 31, 2012.

Deferred taxes

Deferred taxes of $508 million were recorded to reflect the deferred tax liability related to the other intangible assets generated from the Catalyst Merger, calculated using an estimated statutory tax rate of 38%. This adjustment is offset by reducing deferred tax liabilities of $32 million related to deferred tax liabilities recorded in connection with Catalyst’s prior acquisitions.

Shareholders’ equity

Shareholders’ equity was adjusted to remove all of Catalyst’s equity account balances, except for the non-controlling interest and add the value of our common shares, as well as replacement options and warrants, issued as part of the merger consideration based on the conversion ratios defined in the Catalyst Merger Agreement. The value of the shares issued was based on our share price of $90.73 at market close on May 8, 2012. Additionally, $25 million was recorded as a reduction to shareholders’ equity to reflect the anticipated transaction costs to be incurred by us to complete the Catalyst Merger and related transactions.

Shareholders’ equity also reflects an additional 4.3 million shares related to the offering as if they were issued on March 31, 2012. The value of the shares issued was based on our share price of $90.73 at market close on May 8, 2012, net of an estimated $19.7 million in issuance costs.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2012

Revenue and cost of revenue

Revenue and cost of revenue were adjusted to remove the effect of transactions between SXC and Catalyst. Revenue and cost of revenue were each reduced by $4.8 million, reflecting the amount earned and billed by us to Catalyst during three months ended March 31, 2012. Additionally, revenue was increased by $4.2 million to reverse amortization expense recorded by Catalyst related to other intangibles from its prior acquisitions. Customer contract intangible assets acquired by Catalyst in its WHI acquisition were amortized as revenue reductions due to Catalyst’s contract it entered into with WHI’s former parent, Walgreens, in conjunction with the WHI acquisition.

Depreciation and amortization

The adjustment to depreciation and amortization is principally the result of the preliminary estimation of amortization expense of intangible assets acquired of $43.9 million. This amount is offset by a reduction of $5.8 million of amortization expense recorded by Catalyst from its intangible assets.

Interest

Interest expense was adjusted to remove $2.2 million of interest expense from Catalyst’s previous debt and $1.2 million from our previous debt, to reflect its repayment in connection with the Catalyst Merger. Interest expense was increased by $15.2 million to reflect the estimated interest expense related to new debt that we will incur to finance the Catalyst Merger, utilizing an estimated effective rate of 4.3% based on terms of the Debt Commitment Letter and current market rates that our Debt Commitment Letter is subject to. A deviation of 0.1% in the interest rate would cause interest expense to increase or decrease by $0.4 million for the three-month period, or $1.5 million on an annual basis.

Income taxes

The adjustment reflects the income tax effect of the pro forma combined effective income tax rate of 26.4% for the three months ended March 31, 2012. The pro forma adjustments were tax effected based on applicable federal and state statutory rates.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2011

Revenue and cost of revenue

Revenue and cost of revenue were adjusted to remove the effect of transactions between us and Catalyst. Revenue and cost of revenue were each reduced by $10.9 million, reflecting the amount earned and billed by us to Catalyst during 2011. Additionally, revenue was increased by $15.5 million to reverse amortization expense recorded by Catalyst related to other intangibles from its prior acquisitions. Customer contract intangible assets acquired by Catalyst in its WHI acquisition were amortized as revenue reductions due to Catalyst’s contract it entered into with WHI’s former parent, Walgreens, in connection with the WHI acquisition.

Depreciation and amortization

The adjustment to depreciation and amortization is driven by the preliminary estimate of first year amortization expense of intangible assets acquired of $183.7 million. This amount is offset by a reduction of $26.5 million of amortization expense recorded by Catalyst from its intangible assets. Amortization expense of intangible assets acquired, based on preliminary estimates, is expected to be $175.7 million, $171.9 million, $168.3 million and $164.6 million for years two through five, respectively, following completion of the Catalyst Merger. A 10% change in the amount allocated to other intangible assets would increase or decrease annual amortization expense by approximately $17 million.

Interest

Interest expense was adjusted to remove $10.2 million of interest expense from Catalyst’s previous debt and $5.5 million from our previous debt, to reflect its repayment in connection with the Catalyst Merger. Interest expense was increased by $62.0 million to reflect the estimated interest expense related to new debt that we will incur to finance the cash portion of the merger consideration for the Catalyst Merger, utilizing an estimated effective rate of 4.3% based on terms of our Debt Commitment Letter and the current market rates to which we are subject to under the Debt Commitment Letter. A deviation of 0.1% in the interest rate would cause interest expense to increase or decrease by $1.5 million for the year.

Income taxes

The adjustment reflects the income tax effect of the pro forma combined effective income tax rate of 35.8% for the year ended December 31, 2011. The pro forma adjustments were tax effected based on applicable federal and state statutory rates.

Basic and diluted shares

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the estimated combined basic and diluted weighted-average shares outstanding. The historical basic and diluted weighted average shares of Catalyst are assumed to be replaced by the shares expected to be issued by us at an exchange ratio of 0.6606 of a share of our common shares per share of Catalyst common stock.

Additionally, the basic and diluted earnings per share calculations also reflect an additional 4.3 million shares related to the offering as if they were issued on January 1, 2011.